As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CB RICHARD ELLIS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3391143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

865 Figueroa Street, Suite 3400

Los Angeles, CA 90017

(213) 438-4880

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan

CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended

CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended

CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended

(Full Titles of the Plans)

Kenneth J. Kay

Chief Financial Officer

CB Richard Ellis Group, Inc.

(formerly known as CBRE Holding Inc.)

865 Figueroa Street, Suite 3400

Los Angeles, CA 90017

(213) 438-4880

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen W. Fackler, Esq.

Simpson Thacher & Bartlett

3330 Hillview Avenue

Palo Alto, California 94304-1203

(650) 251-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Statement Fee (2)
CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan, Class A common shares, par value $0.01 per share (1)	6,928,406 (3)	$18.56 (3)	128,556,574 (3)	$16,288 (3)
CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended, Class A common shares, par value $0.01 per share (1)	6,887,701 (3)	$5.77 (3)	$39,742,035 (3)	$5,035 (3)
CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended, Class A common shares, par value $0.01 per share	3,129,370 (3)	$5.77 (3)	$18,056,465 (3)	$2,288 (3)
Deferred Compensation Obligations (5)	$150,000,000	100%	$150,000,000	$19,005
CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended, Class A common shares, par value $0.01 per share (4)	625,000 (3)	$18.56 (3)	$11,600,000 (3)	$1,470 (3)
TOTAL FEE				$44,086

(1)	The securities to be registered include options and rights to acquire common stock.

(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purposes of this offering under Rule 457(h). As to 6,887,701 shares being registered under the CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended, the price is based on the weighted average exercise price of the common shares subject to outstanding and unexercised stock options. As to 3,129,370 shares being registered under the CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, the price is based on the weighted average acquisition price of the common shares issuable under such plan. As to 6,928,406 shares being registered under the CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan and as to 625,000 shares being registered under the CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, the price is based on the average of the high and low price per share of the registrant’s common shares, as reported on the New York Stock Exchange on June 10, 2004.

(4)	In addition, pursuant to Rule 416(c), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan.

(5)	The Deferred Compensation Obligations are unsecured obligations of CB Richard Ellis Services, Inc. to satisfy deferred compensation obligations under the CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended. In addition, pursuant to Rule 416(c), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement (“Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of the prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we terminate the effectiveness of this Registration Statement.

The following documents filed with the SEC are hereby incorporated by reference:

(a)	Our latest prospectus filed pursuant to Rule 424(b) under the Securities Act, containing audited financial statements for our latest fiscal year ended December 31, 2003. The prospectus is included in the Company’s Registration Statement on Form S-1 (No. 333-112867, effective June 10, 2004).

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(d)	The descriptions of our Class A Common Stock contained in our Registration Statement on Form 8-A12G filed on July 12, 2001 (No. 000-32983).

Item 4.	Description of the Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which generally applies to unlawful dividends; or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 10, 2004.

CB Richard Ellis Group, Inc.

By:	/s/ KENNETH J. KAY
Name:	Kenneth J. Kay
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth J. Kay and Ray Wirta, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments, and registrations filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does grant unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 10, 2004.

Signature	Title

/s/ RAY WIRTA Ray Wirta	Director and Chief Executive Officer (Principal Executive Officer)

/s/ KENNETH J. KAY Kenneth J. Kay	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ BRETT WHITE Brett White	Director and President

/s/ RICHARD C. BLUM Richard C. Blum	Chairman of the Board

/s/ JEFFREY A. COZAD Jeffrey A. Cozad	Director

/s/ PATRICE MARIE DANIELS Patrice Marie Daniels	Director

/s/ MICHAEL KANTOR Michael Kantor	Director

/s/ BRADFORD M. FREEMAN Bradford M. Freeman	Director

/s/ FREDERIC V. MALEK Frederic V. Malek	Director

/s/ JEFFREY S. PION Jeffrey S. Pion	Director

PLAN SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 10, 2004.

By:	/s/ Ray Wirta
Name: Ray Wirta Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 10, 2004.

By:	/s/ Ray Wirta
Name: Ray Wirta Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 3.3 to the Form S-1 Registration Statement filed by CB Richard Ellis Group, Inc. with the Securities and Exchange Commission on June 2, 2004)

4.2	Restated Bylaws of CB Richard Ellis Group, Inc. (incorporated by reference to Exhibit 3.5 to the Form S-1 Registration Statement filed by CB Richard Ellis Group, Inc. with the Securities and Exchange Commission on June 2, 2004)

4.3	Securityholders’ Agreement, dated as of July 20, 2001, by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc., Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, FS Equity Partners III, L.P., FS Equity Partners International, L.P., Credit Suisse First Boston Corporation, DLJ Investment Funding, Inc., The Koll Holding Company, Frederic V. Malek and the management investors named (incorporated by reference to Exhibit 25 to Amendment No. 9 to Schedule 13D with respect to CB Richard Ellis Services, Inc. filed with the SEC on July 25, 2001)

4.4	Amendment and Waiver to Securityholders’ Agreement, dated as of April 14, 2004, by and among, CB Richard Ellis Group, Inc., CB Richard Ellis Services, Inc. and the other parties to the Securityholders’ Agreement (incorporated by reference to Exhibit 4.2(b) to the Form S-1 Registration Statement filed by CB Richard Ellis Group, Inc. with the Securities and Exchange Commission on April 30, 2004)

5.1	Opinion of Simpson Thacher & Bartlett LLP

5.2	Internal Revenue Service determination letter with respect to the CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Ernst & Young, LLP

23.4	Consent of Deloitte & Touche LLP

24	Powers of Attorney (included on signature pages to the Registration Statement)

99.1	CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

99.2	CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan (incorporated by reference to Exhibit 10.11 of the the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

99.3	CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended (incorporated by reference to Exhibit 10.12 of the the CB Richard Ellis Group, Inc. Annual Report on Form 10-K filed with the SEC on March 25, 2003)

99.4	CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the CB Richard Ellis Group, Inc. Registration Statement on Form S-1 (No. 333-112867) filed with the SEC on February 17, 2004)

99.5	Form of Restricted Stock Agreement for use under the CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan

99.6	Form of Stock Option Agreement for use under the CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan